Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836

Sensient Technologies Corporation

Reports Earnings for the Quarter Ended September 30, 2003

Eighth Consecutive Quarterly Revenue and EPS Increases

MILWAUKEE—October 17, 2003 — Sensient Technologies Corporation (NYSE: SXT) announced today that revenue in the third quarter ended September 30, 2003, increased 3.9% to $247.3 million from $238.0 million reported for last year’s third quarter. Diluted earnings per share were up 4.8% to 44 cents in the third quarter versus 42 cents per share in the comparable quarter in 2002. This year’s third quarter results include a tax benefit of five cents per share related to foreign operating loss carryforwards.

Revenue for the nine months ended September 30, 2003, increased 7.8% to $744.3 million, up from $690.7 million for the same period last year. Diluted earnings per share for the first nine months increased 9.0% to $1.33 compared to $1.22 for the nine months ended September 30, 2002.

“Although we reported our eighth consecutive quarterly increase in revenue and EPS, we see some difficult market conditions, particularly in the United States,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “The U.S. market for food and beverage continues to be weak even though our overseas markets show improvement.”

Business Review

Flavors & Fragrances Group revenue increased 3.2% to $149.5 million in the third quarter ended September 30, 2003, compared to $144.9 million for last year’s third quarter.

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Sensient Technologies Corporation

Earnings Release — Quarter ended September 30, 2003

October 17, 2003

Operating income was up 4.3% to $21.6 million versus $20.7 million in last year’s comparable quarter. Year-to-date revenue increased 4.0% to $443.2 million and operating profit increased 0.8% to $63.9 million over the same period in the prior year.

For the quarter, Flavors & Fragrances Group sales increased at double-digit rates outside the United States, while U.S. sales were down. Group operating income grew as a result of improved profitability in fragrances and in the European flavor business. Gains in these markets were partially offset by a decline in U.S. profits.

Color Group revenue was $87.5 million in the third quarter of 2003 compared to $89.2 million in the comparable period last year. Operating income declined from $21.3 million in last year’s third quarter to $17.6 million. During the nine months ended September 30, 2003, revenue increased 10.4% to $278.6 million, while operating income fell slightly to $59.4 million from $59.6 million for the comparable period last year.

Color Group revenue and operating income for the quarter were impacted by reduced U.S. demand for food and beverage colors, although sales of cosmetic colors and of natural colors in Europe showed strong gains.

2003 Outlook

For 2003, Sensient expects diluted earnings per share to be $1.78. Diluted earnings per share for fourth quarter 2003 are expected to be approximately 45 cents.

Conference Call

The company will hold its conference call to discuss 2003 third quarter results at 10:00 a.m. CDT on Friday, October 17, 2003. To make a reservation for the conference call, contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

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Sensient Technologies Corporation

Earnings Release — Quarter ended September 30, 2003

October 17, 2003

A replay will be available beginning at 11:30 a.m. CDT on October 17, 2003, through 11:30 p.m. CST on October 27, 2003, by calling (706) 645-9291 and referring to passcode 3138925. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Analysis of Operations & Financial Condition in our most recently filed annual report on Form 10-K for the year ended December 31, 2002, and quarterly report on Form 10-Q for the quarter ended June 30, 2003. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

About Sensient Technologies

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for inkjet inks, display imaging systems and other applications. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

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Sensient Technologies Corporation

(In thousands, except percentages and per share amounts)

Consolidated Earnings

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change
Revenue	$247,288	$237,995	3.9	$744,313	$690,694	7.8
Cost of products sold	168,505	159,439	5.7	503,131	463,208	8.6
Selling and administrative expenses	44,661	41,621	7.3	133,433	119,298	11.8

Operating income	34,122	36,935	(7.6)	107,749	108,188	(0.4)
Interest expense	7,642	7,249		22,459	22,428

Earnings before income taxes	26,480	29,686	(10.8)	85,290	85,760	(0.5)
Income taxes	5,813	9,500		22,492	27,444

Net earnings	$20,667	$20,186	2.4	$62,798	$58,316	7.7

Earnings per common share:
Basic	$0.44	$0.43	2.3	$1.34	$1.23	8.9

Diluted	$0.44	$0.42	4.8	$1.33	$1.22	9.0

Average common shares outstanding:
Basic	46,583	47,335	(1.6)	46,819	47,430	(1.3)

Diluted	46,881	47,660	(1.6)	47,145	47,828	(1.4)

Results by Segment

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change
Revenue
Flavors & Fragrances	$149,481	$144,865	3.2	$443,200	$426,097	4.0
Color	87,489	89,236	(2.0)	278,551	252,369	10.4
Corporate & other	17,810	14,720	21.0	48,794	43,869	11.2
Intersegment elimination	(7,492)	(10,826)	(30.8)	(26,232)	(31,641)	(17.1)

Consolidated	$247,288	$237,995	3.9	$744,313	$690,694	7.8

Operating Income
	2003	2002	% Change	2003	2002	% Change
Flavors & Fragrances	$21,594	$20,703	4.3	$63,878	$63,371	0.8
Color	17,608	21,251	(17.1)	59,435	59,599	(0.3)
Corporate & other	(5,080)	(5,019)	1.2	(15,564)	(14,782)	5.3

Consolidated	$34,122	$36,935	(7.6)	$107,749	$108,188	(0.4)

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Sensient Technologies Corporation

(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets

	September 30,
	2003	2002

Current assets	$541,094	$439,256
Intangibles (net)	427,584	354,145
Property, plant and equipment (net)	371,789	317,688
Other assets	88,064	95,952

Total Assets	$1,428,531	$1,207,041

Current liabilities	$299,841	$166,970
Long-term debt	519,674	505,191
Accrued employee and retiree benefits	42,669	40,009
Other liabilities	22,811	21,283
Shareholders' equity	543,536	473,588

Total Liabilities and Shareholders' Equity	$1,428,531	$1,207,041

Consolidated Statements of Cash Flows
	Three Months Ended September 30,
	2003	2002

Net cash provided by operating activities	$23,515	$31,890

Cash flows from investing activities:
Acquisition of property, plant and equipment	(18,742)	(9,642)
Acquisition of businesses (net of cash acquired)	(13,000)	(5,076)
Proceeds from sale of assets	1,674	447
Decrease in other assets	441	273

Net cash used in investing activities	(29,627)	(13,998)

Cash flows from financing activities:
Proceeds from additional borrowings	31,232	8,385
Reduction in debt	(10,248)	(9,244)
Purchase of treasury stock	(8,264)	(11,950)
Dividends paid	(7,525)	(6,281)
Proceeds from options exercised and other	1,619	1,452

Net cash provided by (used in) financing activities	6,814	(17,638)

Effect of exchange rate changes on cash and cash equivalents	561	(184)

Net increase in cash and cash equivalents	1,263	70
Cash and cash equivalents at beginning of period	7,618	36

Cash and cash equivalents at end of period	$8,881	$106

Supplemental Information
	Three Months Ended September 30,
	2003	2002

Depreciation and amortization	$10,127	$11,301
Dividends per share	$0.1500	$0.1325

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